EXHIBIT 99.1



                              RAYOVAC CORPORATION

                             MODERATOR: KENT HUSSEY
                               NOVEMBER 11, 2004
                                   7:30 AM CT


Operator:            Ladies and gentlemen, thank you for standing by.

                     Welcome to the Rayovac's Fourth Quarter and Fiscal 2004 Earnings Conference Call.

                     During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question and answer session. At that time if you have a question, please press the star then the number 1 on your telephone. If you would like to withdraw your question, press the star and the number 2 on your telephone.

                     As a reminder, this conference is being recorded today, Thursday, November 11.

                     I would now like to turn the conference over to Mr. Kent Hussey.

                     Please go ahead, sir.

Kent Hussey:         Well good morning, everybody.  Thank you for joining us.

                     With me today as always, Dave Jones, our CEO; Randy Steward, our CFO; and Nancy O'Donnell, our VP of Investor Relations.

                     As is our custom, Dave and I will have some prepared remarks for you and then allow hopefully sufficient time for your questions and answers.

                     However, first, Nancy will read our Safe Harbor Statement.

Nancy O'Donnell:     Good morning.

                     We will be making forward-looking statements in our remarks today. These forward-looking statements are based on management's best estimates, assumptions and projections as of today. They're subject to certain risks and uncertainties that could cause results to differ materially from what we currently expect.

                     Actual results may differ due to changes in external competitive market factors, changes in our industry or the economy in general, or our ability to successfully implement manufacturing and distribution cost efficiencies and improvements, as well as various other factors.

                     Some of these risk factors will be discussed today, others are discussed in our securities filings, and we refer you to our most recent Form 10-Q and Annual Report on Form 10-K for more detail. Rayovac assumes no obligation to update the forward-looking statements we make today.

                     And another administrative matter, let me point out that we will also be discussing pro-forma numbers on today's call. These pro-forma numbers represent operating results of continuing operations excluding restructuring and certain other costs. We've provided a financial schedule in our press release labeled Table 3, which reconciles the pro-forma numbers to our GAAP financial results. This reconciliation can also be found in the Investor Relations section of our Web site, which can be found at www.rayovac.com.

                     In addition, when Dave goes through his discussion of our operating results, in order to provide what we believe is meaningful information, we'll use 2003 numbers which have been adjusted to include Remington's 2003 net sales. So the growth rates that we'll talk about will represent organic growth trends. Table 4 in our press release provides the detailed support for this discussion.

                     At this point, I'll turn the call over to Dave Jones, our Chairman and CEO.

David Jones:         Thanks, Nancy, and good morning all. Thanks for joining us.

                     Last night, Rayovac announced another great quarter, rounding out a very successful year.

                     Q4 diluted earnings per share was 52 cents versus 39 cents in the comparable quarter last year.

                     Pro-forma diluted earnings per share from continuing operations were 60 cents. That's up 22% from 49 cents reported last year, and 2 cents ahead of First Call Consensus estimates.

                     Our full year fiscal 2004 results reflect record sales, record operating profit, and record earnings. We ended the year with net sales of 1.417 billion as compared with 922 million in fiscal 2003, an increase of 54%.

                     Diluted earnings per share for the full year were $1.61 versus 48 cents in '03. And pro-forma diluted earnings per share from continuing operations were $1.83. That's a 44% increase over the $1.27 we reported last year and a substantial improvement as compared with our original expectations for 2004.

                     As we go through our discussion of Q4 results, there are four primary areas I'd like to highlight that have been the major drivers behind our accomplishments both for the quarter and for the year.

                     The first is organic growth. We saw strong 12% top line growth during Q4 on an apples-to-apples basis, reflecting strong organic growth across all of our major product lines in all of our key geographic regions. For the full year, organic growth was 13%, our highest growth rate in over five years.

                     Secondly, our integration initiatives are proceeding smoothly and in many key areas are ahead of plan. The integration of Remington is now complete and the synergies we've been able to generate there are substantial and at the high end of our previous forecast.

                     Integration efforts at our newer strategic acquisitions, Ningbo Baowang and Microlite, are also well underway. And we're feeling more confident about the contributions those businesses will make in 2005.

                     On the cost side, the effectiveness of our ongoing cost management initiatives, above and beyond the synergies we've generated through our integration efforts, has been sufficient this year to offset the higher raw material cost that we have experienced across our product portfolio, and we expect that to be the case in fiscal 2005 as well.

                     And lastly, we continue to generate substantial cash flow, which we're utilizing to invest in new growth initiatives as well as to pay down debt.

                     Now let me take a minute to go over the fourth quarter numbers.

                     We saw very strong top line results this quarter with global sales of $377 million. That's an increase of 14% over last year's pro-forma sales of $330 million, which are adjusted to include Remington sales for the comparable period.

                     Rayovac's global battery sales growth for the quarter was 12%, reflecting the strength in momentum in our Rayovac and VARTA brands, as well as incremental sales from Ningbo and Microlite.

                     Remington shaving, grooming, and personal care product portfolio turned in another outstanding quarter with growth of 21% over Remington sales in Q4 of last year. This strong growth was largely driven by the success of our new product introductions and it reflects momentum across all of our Remington product lineup, with particularly strong sales from our European personal care business.

                     In North America, revenue was $169 million for the quarter, a 6% increase over last year's results. We had a very good quarter in our North American battery business with 14% overall growth driven by very strong 16% growth in alkaline batteries.

                     About $9 million was generated through hurricane-related sales as compared with a little over $1 million in 2003. Excluding hurricane-related sales, battery revenue was up 6%, reflecting the continued strong momentum in our 50%-more marketing strategy. Our alkaline battery market share increased approximately 1 point during the quarter as compared with last year.

                     Our North American Remington business was roughly flat for the quarter versus last year, partly a result of balancing down inventory at key retailers in preparation for the sizable number of new product introductions we're launching this fall. Remington shaving market share reached an all-time high in 2004. Overall, North America represented 45% of global revenue for the quarter.

                     Europe/Rest of World revenue grew to $165 million this quarter, an increase of 18% over last year's $139 million results. Remington products had a very strong quarter in Europe with over 50% sales growth. This improvement was achieved through the success of our new product introductions particularly in the personal care product line.

                     Our latest new product innovation, Remington's Wet 2 Straight hair product, hit the shelves in the UK during Q4 and follows on the heels of the bikini trimmer as the hottest new product introductions in Remington UK's history.

                     By the way, the Wet 2 Straight product is being rolled out at retail in North America for this year's Christmas season, and we have high hopes for a similar success in this marketplace.

                     Our European battery business was flattish this quarter as we've yet to see a real change in the stagnant European economy or the overall battery marketplace. Market shares in key product segments were stable to up-slightly. Europe benefited from the inclusion of Ningbo results of $8 million and favorable foreign exchange. Overall, Europe/Rest of World represented 44% of global revenue for the quarter.

                     Latin American revenue grew from $35 million last year to $43 million this quarter, a result of the Microlite acquisition completed in May. We've had our challenges in Latin America this year with soft economies in several key regions. However, our overall market share was stable during the quarter, and we are taking steps to reduce our cost structure in certain countries. We believe we will see earnings growth from Latin America including profitable results from Brazil perhaps as early as next quarter. Latin America represented approximately 11% of global revenue for the quarter.

                     Now, moving on to integration efforts, we're proud to report that the Remington integration is now complete and ahead of schedule. Our final major initiative, the consolidation of Remington's manufacturing facility in Bridgeport, Connecticut into our Portage, Wisconsin plant, was completed during Q4.

                     By all measures, the Remington integration project has been an outstanding success for all of us. We completed our global integration ahead of our original schedule with no major interruptions to our business. And as a result of our efforts we were able to take $35 million in real operating costs out of the combined businesses, and that's at the high-end of our original expectations. All of this while driving Remington's business to a record year with global sales growth of 18%.

                     Elsewhere on the acquisition front, we continue to make good progress with the integration of Ningbo Baowang and Microlite. Kent will provide more detail on these small but strategically important acquisitions during his prepared remarks.

                     On the cost side of our business, we continue to see good results from our ongoing cost management initiatives. As you know, we have a goal of reducing our cost of goods sold about three to five percentage points each year on top of any cost savings we generate through acquisition synergies. These cost savings come through leveraging our global scale and efficiencies in strategic sourcing, procurement, productivity, and manufacturing.

                     Like everyone else in our industry, we've seen increases in raw material prices during 2004 but we have more than offset all of these increases through our cost management programs.

                     You can see the results in our gross margins which have shown improvement during the quarter as well as for the full year and we expect to be able to offset all raw material price increases in fiscal 2005 as well.

                     And lastly, Rayovac continues to generate significant cash flow from operations. We generated cash flow of $18 million this quarter and $76 million for all of fiscal 2004, again well ahead of our original projections.

                     Our strong cash flow gives us the flexibility to invest in new product innovation, an investment that we believe will help fuel future top line growth of the type we've seen this quarter.

                     We've increased our advertising budget to support our brands. We're investing and expanding capacity and improving efficiencies in key strategic manufacturing facilities. And we paid down our senior credit facility by $133 million this year.

                     We'll continue to use our strong free cash flow to prudently invest in the high return areas of our business and to decrease our leverage overtime.

                     Now, let me turn the call over to Kent at this point for his analysis of our financial performance.

Kent Hussey:         Thanks, Dave.

                     Our Q4 pro forma gross profit margin, which excludes non-recurring items, was 41.4%. That's an increase of 160 basis points over last year's results.

                     The inclusion of Remington whose gross profit margins are higher than those in our battery and lighting products businesses was the primary driver of the improvement.

                     In addition, as Dave stated earlier, we've been able to more than offset increases in raw material cost to our ongoing manufacturing cost reduction program.

                     Ningbo and Microlite both of which are currently operating our gross margins in the mid-20s tempered our margin improvement.

                     Selling expense was $73.3 million for the quarter, up from $47.4 million last year representing 19.4% of net sales. The Remington acquisition accounts for the majority of the increase with much smaller amounts attributable to Ningbo and Microlite.

                     Research and development expense of $7.8 million represented 2.1% of sales as compared with 1.1% last year, an increase of $5 million. Again, the Remington acquisition is the primary reason for the increase; however, in addition we've dedicated additional resources to our global product innovation group in order to accelerate our new product development efforts.

                     Fourth quarter G&A expense was $23.4 million or 6.2% of sales, and that compares with 7.3% last year.

                     Approximately, half of the $4.9-million increase for the quarter is due to the Ningbo and Microlite acquisitions.

                     In addition to costs picked up along with the Remington acquisition, we saw increased incentive and deferred compensation expenses and increased legal and professional expenses.

                     Operating income was $46.5 million, an increase of 64% compared with the $28.3 million last year. That's due to the inclusion of Remington and increased profitability in both North America and Europe somewhat offset by the impact of higher restructuring and related charges in the current quarter.

                     Two thousand and four's fourth quarter results include $4.9 million in restructuring and related costs associated with the Remington integration.

                     In the fourth quarter of 2003, we expensed $900,000 in restructuring and related costs associated with the acquisition of VARTA and certain North American cost initiatives.

                     Pro forma operating income, which excludes restructuring charges and other non-recurring costs, was $51.4 million this quarter or 13.6% of sales compared to $33.1 million last year or 12.9% of sales.

                     Our operating margin improved as a result of the higher margin Remington business and from increased profitability in our core business, but the improvement was partially offset by continued margin pressures in Latin America.

                     Segment profitability for the quarter was $69.9 million. That's a 69% improvement over last year. Fourth quarter segment profit margin was 18.5%, up 210 basis points versus last year.

                     Remington was the primary driver of improved segment profitability in both North America and Europe. North America also benefited from increased battery sales and lower operating expenses as a percent of net sales.

                     European results were favorably impacted by foreign exchange as a result of the strong Euro.

                     Our Latin American business was impacted by unfavorable foreign exchange rates and by lower margins in Mexico and the Andean region.

                     All three geographies benefited from the favorable impact on cost structures resulting from integration synergies for both Varta and Remington.

                     Corporate expense was $18.5 million, an increase of $6.3 million versus last year. The majority of the increase is attributable to an increase in incentive and deferred compensation expenses, higher professional and legal fees, and an increase in research and development expenses associated with Remington.

                     Fourth quarter interest expense was $16.7 million, an increase of 7.6 million as compared with last year as a result of the higher debt levels associated with the acquisitions.

                     Our effective tax rate for the quarter was approximately 38%, unchanged from the previous quarter. And net income from continuing operations for the fourth quarter increased to 18.3 million as compared to 2003's 12.9 million. Discontinued operations had an insignificant impact in the quarter.

                     Fourth quarter pro forma net income from continuing operations was $21.2 million, a 33% increase compared with last year.

                     We've generated 52 cents in diluted earnings per share versus 39 cents in the fourth quarter of fiscal 2003, and pro forma diluted EPS was 60 cents, which is a 22% improvement over last year's results of 49 cents.

                     For the full fiscal year 2004, pro forma diluted EPS was $1.83, and that's a 44% increase compared with last year's $1.27.

                     As Nancy mentioned earlier, we've provided a reconciliation between GAAP and pro forma results in Table 3 to our press release and the information is also available on our Web page.

                     Moving on to the balance sheet, total debt at yearend was $830 million versus $943 million at September 30, 2003.

                     Our strong cash flow in 2004 allowed us to accelerate principal payments on our senior credit facilities for a total of $133 million, and that's in addition to the retirement of $56 million in Remington's subordinated notes which we assumed is part of that acquisition.

                     These reductions were offset by $62 million in additional borrowings and assumed debt related to our Microlite and Ningbo acquisitions and by a $13-million unfavorable foreign exchange impact on our Euro denominated debt. We ended the year with the leverage ratio of 4.1 times. Had we not made the two acquisitions this year and applied that cash to debt instead, our leverage ratio would have been 3.8 times as of yearend in line with our target goal of lowering leverage to less than four times.

                     Moody's, recognizing our strong cash flow and the success in integrating Remington, recently raised our outlook to positive.

                     Our trade accounts receivable increased by $15 million to $270 million primarily as a result of the Ningbo and Microlite acquisitions.

                     DSOs were 63 days compared with 65 days last year when adjusted to exclude Remington's accounts receivable balance from our year end balance sheet [Correction: the adjustment includes Remington's net sales in the 2003 numbers].

                     Inventory was $265 million at the end of September compared to $219 million last year, again largely acquisition-driven.

                     Fiscal '04 inventory turnover was 3.8 times as compared with last year's 3.6.

                     Cash flow from operations was $76 million for the year after capital expenditures of $30 million and cash restructuring charges also of $30 million.

                     Turing now to an acquisition update.

                     As Dave mentioned earlier, we've successfully completed our our Remington integration. The combination of our two companies has resulted in approximately $35 million in cost eliminations, which will be fully realized in our fiscal '05 results. Cash costs to fully implement the integration initiatives were $35 million, $30 million of which was paid out during fiscal 2004.

                     The P&L impact of restructuring cost for the year was approximately $11 million, and we expect no further restructuring charges for this acquisition.

                     Regarding our two newest acquisitions, Ningbo and Microlite, integration initiatives are well underway. At Ningbo, we've installed several new key executives and begun upgrading accounting and financial reporting systems and making improvements to both the quality and performance of Ningbo products.

                     We're also in the process of adding a new double-A alkaline production line, which we expect to be fully operational during early 2005.

                     We've also made significant progress in Microlite. Our new pricing initiative has seen good acceptance in the Brazilian marketplace. We've launched a number of new higher-margin products and are focusing on improving productivity through implementation of Rayovac's best practices at our manufacturing facility in Recife.

                     We're feeling good about the progress we've made to-date and are confident that Microlite will become a solid contributor to our operating profit by mid-year 2005.

                     As a result of both capacity expansion and productivity investments at these two strategic acquisitions, we're projecting fiscal 2005 capital expenditures to increase by approximately $15 million over our fiscal 2004 spend of $30 million.

                     I'll now turn the call back to Dave for his - Dave's remarks.

David Jones:         Thanks, Kent.

                     Before we move to Q&A, let me take a moment to address our expectations for fiscal 2005.

                     As you know, our first fiscal quarter is traditionally the strongest quarter of the year. At this point, we're projecting pro forma diluted EPS of between 74 cents and 75 cents in Q1 on projected revenue of approximately $475 million to $500 million. This projection represents a 14% to 15% EPS growth over last year's first quarter results.

                     We're also taking the opportunity to raise our guidance for full year 2005 earnings to a range of between $2.10 to $2.15 from the initial estimate of $2.05 to $2.10 we provided on our last earnings call. This increased range represents forecasted earnings growth of between 15% to 17% over final FY '04 pro forma results and is consistent with our stated long-term goal of 15% to 20% annual earnings improvement.

                     FY '05 global revenue is projected to be approximately $1.5 billion, an increase of approximately 6% to 7% over FY '04 results. We expect FY '05 cash flow from operations of approximately $100 million.

                     In summary, fiscal 2004 was a record year in nearly every respect. We delivered substantial increases in net sales, net income, EBITDA, cash flow, and earnings per share. We're delivering solid organic growth in all major product categories and are showing good momentum in all of our geographies.

                     Our investments in product innovation are delivering real top line growth. Our key market shares are at all-time highs. Our Remington integration is complete and we expect to deliver significant cost benefits in FY '05.

                     Our acquisition integration activities at Ningbo and Microlite are all on schedule. Ongoing cost savings initiatives continue to deliver and our cash flow from operations remain strong.

                     Overall, we think we made tremendous progress in FY '04. And we're very bullish about our prospects for '05.

                     So at this point, we'd be happy to take any questions you might have. Operator?

Operator:            Thank you.

                     Ladies and gentlemen, if you would like to register a question, please press star-1 on your telephone. If your question has been answered and you would like to withdraw your registration, please press star-2. If you're using a speakerphone, please lift your handset before entering our request.

                     One moment, please, for the first question.

                     Our first question comes from the line of Bill Schmitz with Deutsche Bank. Please proceed with your question.

William Schmitz:     Great, thanks.  Good morning.

Kent Hussey:         Hey, Bill.

William Schmitz:     Can we first talk about Europe and the US in terms of the
                     private label business? I mean it's no surprise that Wal-Mart's going to pull their private label business in the quarter. And I also heard in Europe that the hard discounters obviously are growing; it's no news to anyone.
                     But how is that impacting your business there? Have you seen a big wave of competition on the private label front?
                     And how does that impact your profitability? And then also, what percent of your total business in batteries is private label?

David Jones:         Well, let me first start with Europe. Europe has a much
                     larger private label concentration in this category than North America. And it's consistent with, you know, virtually any other category. So in Europe, something around 20% or a little less than 20% of the European battery business is private label. And that is an area that is increasing in size. And, you know, from our perspective, we participate both in branded product where we have a Number 2 share position and as well as private label in Europe.

                     So how it's affecting our business is, you know, as the shift occurs, we're getting the sales albeit those sales may be moving to private label.

                     In North America, private label is doing the inverse. Private label, which represented about 8% of our battery sales in North America, is actually declining and during this fiscal year saw a significant decline. Significant being it's probably down 1 or 1 1/2 share points year-over-year. And so there are really no private label pressures that are occurring in North America. And in fact, you know, some larger private label retailers are actually cutting back on their space this year.

William Schmitz:     How is the Wal-Mart loss impacting your business? I think
                     it happened in mid-September. I think it's about 5% of your North American battery sales - your North American sales rather?

David Jones:         Well, I'm not quite sure, Bill, where you got those
                     numbers. But Wal-Mart represents - our private label business at Wal-Mart last year represented less than $10 million in sales. So it's a fairly insignificant part of our product portfolio and even our battery portfolio. And it also represented among the lowest margin of all of our battery business.

                     So - and, you know, we didn't lose that battery business in September. We've offset that particular segment four months ago...

William Schmitz:     Okay.

David Jones:         ...which has been replaced with others - with - and
                     Wal-Mart is changing their mix, their battery assortment mix, and it has been replaced with other SKUs and other facings that we and they felt were more important.

                     So overall, Wal-Mart is de-emphasizing their private label business in terms of number of facings and SKUs and the sort.

William Schmitz:     Right. Thanks very much. And then, in terms of Latin
                     America, are you expecting to go back to kind of double-digit operating margins in fiscal '05? Because obviously, that is a ton of influence on whether or not you hit your new guidance.

David Jones:         Yes, actually, if you - our projections would be that we
                     would get back to double-digit margins for all of '05, Bill.

                     And, you know, the drag in Latin America is really occurring in two markets. It's occurring in Mexico and it's occurring in Colombia where devaluation affected those economies last year as well as other factors. And for a variety of reasons we nor the industry was able to fully price up to handle the devaluations. So our margins have been impacted in those two key regions as a result of, you know, economic factors as well as devaluation.

                     In other markets, our business is doing between good to very good. And, as Kent mentioned, you know, the last quarter or so, because of the Microlite acquisition, we've seen a drag on our overall results. But that's a condition that is changing rapidly. We were able to effect significant price increases in Brazil, and by the way, Brazil is the largest battery market in Latin America and our largest market in Latin America.

                     Since we've acquired the company a few months ago, we've been able to effect significant price changes. And being the market leader with over 55 share of the Brazilian market place, pricing has to be done by us and we have actually raised prices in the average of 16% in the market place. And it appears that that price increase has stuck and our competitors have - are following suit.

                     So that will go a long way towards returning profitability, historic profitability to Microlite which because of their cash start position prior to our acquisition, you know, they became unprofitable. That and with proper capital structure which we've put in place and with a new product lineup that simplifies the offerings and also gets a better margins structure, all of those things should produce a Brazilian business that turns to profitability relatively quickly as Kent said in the next quarter or so.

William Schmitz:     Great. Thanks.

                     And then one final question if I may. If my math is right, year-over-year cost about 8 cents because of the higher tax rate and because of the higher shares outstanding. Is the 38% tax rate number we should assume going forward because of the business mix shift towards continental Europe?

                     And then also on the share repurchase front I think, rightly so, you're more focusing on debt repayment than on share repurchase. So should we assume that the share outstanding number will probably stay at this level to slightly higher going forward as well?

David Jones:         Yeah, I think to your second part of that question, Bill,
                     you know, you ought to assume that there is not likely to be share repurchase. We think there are better use of funds, i.e., paying back down debt or investing in growth initiatives.

                     And, Randy, you have a point of view here on tax?

Randall Steward:     Yes.

                     We're estimating effective tax rate for '05 being around 37%. And, Bill, as you're looking year-over-year, if you remember last year, effective tax rate was lower than this year. That was because of the research and development tax credit that we took, but directionally over the last few years, excluding that we were in the 36% to 38% range.

William Schmitz:     Great. Thanks very much.

Operator:            Our next question comes from the line of Peter Barry with
                     Bear Stearns. Please proceed.

Peter Barry:         Gentlemen.

Kent Hussey:         Hey, Peter.

David Jones:         Good morning, Peter.

Peter Barry:         Can we focus on Remington for just a few moments?

                     I couldn't help but notice that revenues were about evenly split between North America and Europe in Q4. Is that a balance that you think can be maintained or is your opportunity in Europe so substantial that it might likely swing in that direction? And what might that mix mean for margins going forward as it relates to Remington?

David Jones:         I think, Peter, the quick answer is what you saw in Q4 is
                     not sort of the mix that you ought to think about in terms of Remington business, i.e., Europe versus North America going forward. I think you'll see in the current quarter that, you know, the Remington North American business will be dramatically higher than the European business because it is a very seasonal business in shaving and grooming.

                     Personal care is a pretty much a year-round business. But shaving and grooming is a highly seasonal business, you know, with about half of its revenue generated in the quarter that we're in right now, okay? And North America has an extremely strong shaving business.

                     You know, as I've said our markets shares are at the highest level in Remington's history as we go into this quarter and we have many product launches that we're rolling out right now.

                     And so I think you just saw a one-quarter adjustment in Remington's business. For the full year, Remington was up double-digits here and up obviously significantly more in Europe. But we were trying to adjust inventory in the quarter that we're in to make sure that when we launch all of these new product initiatives that we don't have debt or old inventory lying around on the shelves of retailers that would get in the way of our success with the new stuff coming in.

                     And so you saw a lot of those balancing initiative took place, which is why you saw sort of a flattish quarter. That one occurred in this quarter, okay?

                     Relative to Europe, what you've seen is extremely strong sales in personal care product, particularly in the UK. This Wet 2 Straight product that we've launched which is revolutionary, and for any females that are on the call, right now if you're going to straighten your hair, you have to blow your hair dry and then you have to straighten it.

                     Well, we invented a product that straightens your hair and blows it dry simultaneously. And so it's a one-step process, and it's been a very large hit and it has driven disproportionately the amount of Remington sales growth in the current quarter. Okay.

                     So over the long term though, you'll see as billed out the Remington shaving and grooming business in Europe and through the traditional VARTA sales and distribution channels to our large retail customers there and that will be a long-term growth driver of the Remington business in Europe.

                     Right now, you're seeing the short-term driver as more personal care focused products than shaving focused.

Peter Barry:         So, Dave, assuming like a 2/3, 1/3 revenue relationship
                     North America to Europe that's probably a good long-term...

David Jones:         It's certainly a good view for '05, Peter. I think you may see that shift. It starts to shift a little bit more towards Europe out beyond '05 because a number of the initiatives that we have in place, i.e., shaving and grooming expansion are things that are occurring right now but you won't see full benefit until, you know, the out years.

Operator:            Our next question comes from Lori Scherwin with Goldman
                     Sachs.

Lori Scherwin:       I was hoping to follow up on the US battery business. In
                     Wal-Mart, I'm curious, what other facings you're getting at the expense of private label. Is it in alkaline or is it in carbon zinc or other low-end SKUs?

                     And along those lines, what is your outlook in '05 for the business in terms of volume and dollar perspective for both your business and the category? Do you still see deflationary pressures as carbon zinc seems to be increasing share?

David Jones:         Well, let me first start with your specific question about
                     Wal-Mart, and let me just temper this by saying we do not talk about any retailers' initiative. We quit doing that years ago, okay?

                     But I would tell you that from a trend standpoint, the change of facings that may occur at Wal-Mart or other accounts should benefit alkaline and not benefit zinc carbon, okay? So you should take some comfort from a standpoint that we don't believe anybody is de-emphasizing alkaline batteries, okay?

                     Zinc carbon is a component of Wal-Mart and other retailers' mix, okay? And just for all of you who are so US-focused, zinc carbon is the largest battery by unit sales around the world. And it in fact represents Rayovac's largest unit business, not our largest dollar business. So we're very focused, we're not just an alkaline-focused company as at least one of our competitors are.

                     We're a full-range-focused company and we have a very large zinc carbon business and focus. And any retailer in the world that chooses to carry zinc carbon batteries, obviously we'll be there with the high quality battery, you know, at a very competitive price.

                     And so, relative to the second part of your question, which is how do we view the battery category in the US, you know, we're seeing traditional unit growth of somewhere between 6% and 7% which is on the long-term growth trend if you were to track growth over 20 years, the average has been 6% to 7%, and that's what you're seeing.

                     And actually we're seeing some improvement in dollar growth. This quarter we seen some modest, for the industry, increase in dollar growth and actually we're seeing less deflationary pressures than we would have seen a year or two ago because the market has returned to relative stability.

Lori Scherwin:       I guess two things. First, on that 6% to 7% unit growth,
                     was any of that just due to this quarter on the hurricanes? Are you seeing that over a longer-term perspective?

David Jones:         We saw it over the full year, and we really don't pay a
                     lot of attention to, you know, a bleep that may have occurred because of hurricanes. So maybe hurricanes added a percent or less than a percent, you know, in terms of unit growth in all of North America. Remember hurricanes occurred in only one principal state and that was Florida.

Kent Hussey:         Yeah, let me just jump in and remind people that the
                     traditional tools that people use to measure performance of the category like IRI and Nielsen have become less relevant in the recent, more recent time periods. There are significant channels of distribution that do not report through Nielsen and IRI, and some of those channels are fairly significant and are experiencing good growth in the battery category.

                     So when Dave talks his numbers, it's based on our compilation of data from a lot of different sources about what's happening in the market place.

David Jones:         Right. And just a follow-on point on that, if you're
                     trying to extrapolate IRI data as an example, you're missing Wal-Mart, you're missing Home Depot, you're missing Lowes, you're missing Sears, you're missing Best
                     Buy, Circuit City, dollar stores, and most high growth areas that are occurring in this category.

Lori Scherwin:       Okay.

                     And then just lastly, I know guys there seems to be gaining distribution in dollar stores for carbon zinc. Does this concern you at all especially given your position in the market?

David Jones:         No, and I'm glad you pointed that out to me because
                     frankly, I wasn't even aware of that. So, no, it doesn't bother us at all.

Operator:            Ladies and gentlemen, please limit yourself to one
                     question and one follow-up question.

                     Our next question comes from the line of (Lyd Kim) with Banc of America Securities.

(Lyd Kim):           Yes, good morning. Actually, our questions were mostly
                     answered. But I was wondering if you had a pro forma
                     EBITDA number for us for the year and the quarter?

Randall Steward:     EBITDA?

Kent Hussey:         Are you - (Lyd), are you asking EBITDA?

(Lyd Kim):           Yes.

Randall Steward:     Yeah. For 2004, there was a schedule on our earnings
                     release. But it was $202 million for the year.

(Lyd Kim):           So that would include the pro forma contribution from the
                     acquisitions basically?

Randall Steward:     Yeah. That would be only for their actual results for the
                     time period that we acquired them.

David Jones:         That was negligible.

Randall Steward:     Yeah, which is really, you know, breakeven.

(Lyd Kim):           Okay, thank you.

Randall Steward:     You bet.

(Lyd Kim):           Okay.

Operator:            Our next question comes from the line of Andrew McQuilling with UBS.

Andrew McQuilling:   Thanks very much.

                     Two questions. Kent, how much of the 35 million in Remington synergies, how much did you realize in the September `04 quarter?

David Jones:         You know, we don't measure how much actually flows in the
                     quarter, Andrew. We track initiatives; we know the cost throughout of the business. But, you know, it's fairly complex business model. There are a lot of moving parts.
                     And we've changed our entire organization structure as a result of the Remington integration. Monies are now being channeled in the things like global product innovation, increased investments in advertising, etcetera, etcetera.

                     So, I can't give you a precise answer. I will tell you that most of the savings related to people and facilities are in-hand. But a lot of the synergies are still in front of us relative to call it supply chain, purchasing, and some manufacturing kinds of efficiencies.

                     So, there's still a significant chunk left to come in `05 that will benefit from next year versus this year.

Andrew McQuilling:   Understood.

                     And in terms of - you know, it's very impressive, your ability to offset the raw material cost. What type of - you know, as a percentage of gross margin, what type of raw material cost swing did you see in fiscal `04 and in the quarter? And if you could break it out by Remington and Rayovac, that'd be great.

David Jones:         I think - I can't break it out by any product line. But I
                     can tell you that we saw - in total, we saw in the range of like $7 million to $8 million worth of raw material price increases across all of our businesses during `04.

                     So, while that's a reasonably good size number, it's not a large number, okay. And as one of us said, we more than offset that. And the reason is that we've had for years way back before me here, we've had for years a continuous everyday mindset of cost reduction in our business. And over the last few years, we've been able to take out as a percentage of standard cost anywhere from 3% to 4% on an annual basis of real cost out of the business.

                     So, this year, we weren't able to take out that full 3% to 4%, but it was sufficient to offset all cost increases.

                     And I'll just give you another point of reference. In our worst case scenario, we would expect costs might increase this year another $7 million to $8 million, okay. And we've already identified $20 million of real cost offsets to offset that $7 million to $8 million increase should it occur.

                     So we feel very comfortable that in `05, we have all the inflationary factors covered. I mean they're real. Some will occur, maybe all will occur. But we've projected that and we've offset it all.

                     And I think you've heard that, you know, from some other competitors that we have and I think, you know, the industry has probably been very good at driving costs and inefficiencies out of our business models for a long period of time.

Operator:            Our next question comes from the line of Connie Maneaty
                     with Prudential Equity Group.

Constance Maneaty:   All right, good morning.

Kent Hussey:         Hey, Connie.

David Jones:         Good morning, Connie.

Constance Maneaty:   Okay.

                     You know, in the old days, the little oligopoly used to take price increases like every other year - every two or three years.

David Jones:         Those are your words, right?

Constance Maneaty:   Right.

David Jones:         Okay.

Constance Maneaty:   Given the increase in raw material cost, what do you think the odds are of a price increase in batteries in maybe the next year or two?

David Jones:         You know, my sense is, Connie. And this is just Dave
                     Jones's opinion, okay.

                     I think over the next year, it would be challenging in North America because of the competitiveness of the category as well as the retailer landscape in North America. If there's opportunity, it's probably selectively with smaller categories than alkaline.

                     In Europe, there's probably not a lot of opportunity in general batteries, but there probably is some opportunity in some segments like rechargeables or...

Kent Hussey:         Photo.

David Jones:         ...photo, our hearing aid business as an example.

                     As a competitive, let's say, it's a little bit different in Europe. You know, we have much better market share position there.

                     And in Latin America, there's good opportunity. In fact, last year in Latin America towards the end of the year, we raised prices in a number of markets. I used Brazil as an illustration. It was our best - I think it was the best thing that we did.

                     But in many other markets, we were able to raise prices to offset FX. The only two markets again that I mentioned that we were unsuccessful were Mexico and Columbia where our market share leadership was much more fragmented. I mean, in Mexico, all three principal brands have a large market share position and so, you know, it - to raise prices has a little bit different strategy, etcetera, in that market.

                     So I would - hopefully, that was helpful. And I just assume I would say there's little opportunity in North America except for specialty batteries, little opportunity in Europe except for specialty and some potentially good opportunity in Latin America.

                     And, you know, relative to Remington products, probably a little bit better opportunity in - among those product lines which are typically driven by product launches and innovative features. So if you're able to prove to retailers and to consumers that you're offering them something better, i.e. features or performance, you're typically able to get some prize as a result of it.

Constance Maneaty:   Great.  That's helpful.

                     In Europe, for VARTA I think one of the first questions, if the market there is 80% branded, 20% private label, is that the split in VARTA sales as well? And what's the difference in your business between private label operating margins in Europe and branded?

David Jones:         Okay, let me - there are a few points to that question
                     there.

                     VARTA has - we have, again, we've said we have Number 2 branded market share position in Europe. We have number one private label market share position in Europe. And so, you know, we think regardless of how the mix occurs that we're covered in terms of a business strategy, so, i.e., if private label accelerates, you know, we feel like we're in the right position there.

                     And in terms of margins, the gross margins are significantly different because in branded batteries or branded anything, you apply all your overhead and all of your advertising and marketing initiatives against that branded product. And in private label we really have no cost structure.

                     In Europe, we run our private label business with only two or three people in total. And so it's a supply chain that's extremely efficient. And as a result, if you get down to bottom-line margins, there's not appreciable difference between branded and unbranded products.

Operator:            Our next question comes from the line of Charles Griege
                     with Atlas Capital.

Charles Griege:      Good morning, guys.

David Jones:         Hey, Charles.

Kent Hussey:         Good morning, Charles.

Charles Griege:      Just a few follow-up questions. When you talk about cash
                     flow from operations, you're really speaking to free cash flow, correct?

David Jones:         Yes.

Charles Griege:      So it's net of CAPEX?

David Jones:         Yeah, right.

Charles Griege:      I just wanted to clarify that.

David Jones:         Right.

Charles Griege:      Now with 76 million this year and you're guiding to about
                     100 million next year?

Kent Hussey:         Right, yes.

David Jones:         Yeah. And that's 100 million even after increasing our
                     CAPEX next year from 30 million to 45 million.

Charles Griege:      What a perfect segue. Can you talk a little bit about the
                     increase in the CAPEX? And in the context of that, can you talk about growth CAPEX versus maintenance CAPEX in your business for `04 and `05?

Kent Hussey:         Yes, (Chuck), the entire increase is related to these two
                     strategic acquisitions that we've done.

                     To put it in perspective, battery manufacturing - alkaline battery manufacturing in China is far and away the lowest cost location for manufacturing those kinds of batteries. We have a very modern facility there. It makes both zinc carbon and alkaline, but it only has capacity for about 250 million alkaline batteries.

                     So our goal is to, as our business grows, invest in modern capacity to expand alkaline production in China to give us a source of high quality, low cost batteries.

                     So there's about 10 million slated for some new capacity for double-A and triple-A batteries to be produced in China. And those batteries will, you know, be available for serving the domestic market in China and even more importantly for markets around the world.

                     Our Microlite acquisition is one where we have extremely low manufacturing cost for zinc carbon batteries. The plant in Brazil is very large and is highly vertically integrated, it's the most vertically integrated plant that we now have in our portfolio of manufacturing facilities.

                     We see that as the logical place for expanding our zinc carbon production, which would give us the ability to have what we believe is world's lowest cost zinc carbon manufacturing capabilities down there. And so we've slated about $5 million for some capacity expansion and other call it cost improvement equipment for that facility to give us a very low cost position.

                     And obviously zinc carbon is the majority of what we sell in Latin America, so as we ramp up our capabilities in Brazil, we'll be supplying more of our markets throughout Latin America with those low cost batteries.

David Jones:         And also, (Chuck), think of next year's CAPEX at 45
                     million probably being at a high water mark because of the initiatives that Kent just said. And future years beyond
                     '05, you know, you'll likely to see it normalize into the mid-30s in terms of ongoing CAPEX to support the business.

Charles Griege:      If I could just ask a quick follow-up on that. You're - by expanding the productive capacity of those two plants, does it give you more cost opportunities at some of the other plants around the world that you own that may not be quite as efficient as those two after those investments?

David Jones:         I think it gives us, as Kent said, think of it this way,
                     for our future capacity needs, we're moving to a model where the future capacity needs of our business worldwide and alkaline will be provided out of China, which is an area and we're in the Ningbo province, we're near in Shanghai, we're in a very cost effective area of China.

                     And we think that will give us lowest cost possible alkaline production. And, you know, we'll increase that capacity. Kent said right now we have capacity of about 250 million alkaline batteries. In, you know, in two years from now that number's going to be at least triple, somewhere in that range.

                     And then in Brazil where we've got capacity right now for roughly 500 million zinc carbon batteries, we think it will give us lowest possible cost capacity when we're through for maybe a billion batteries.

Kent Hussey:         And then answering your question, (Chuck), we do run our
                     operations manufacturing activities on a global scale. And our manufacturing people, supply chain people optimize where we produce batteries for the lowest possible delivered cost to our customers meeting their service requirements.

                     So, this will give us more flexibility to balance our manufacturing and optimize new overall cost structure of the company.

Operator:            Our next question comes from the line of Chris Ferrara
                     with Merrill Lynch.

Chris Ferrara:       Good morning.

Kent Hussey:         Hey, Chris.

Chris Ferrara:       I was wondering if you could talk a little bit about that
                     big operating margin you put up in segments in North
                     America and how much that might have related to some storm related sales and just how sustainable that might be. I mean I know it's seasonal but I just wondered if you could give a little color on that.

Kent Hussey:         It is seasonal. Batteries, there was a spike in batteries;
                     Dave talked about it for the quarter. But I think as you've heard from other manufacturers you tend to sell a lot of C and D flashlight batteries, radio batteries, and flashlights, all of which have much lower than average margins. So, the hurricane actually was a drag on operating margins not a contributor.

                     The positive impacts or things like the growth of Remington's portfolio product, shaving and grooming products, are higher than average margins.

                     And we do get some volume benefit as well at this time of the year as our plants are running, and you know, we're getting ready for the holiday season. We're running at very high levels of utilization and efficiency.

David Jones:         Yeah.

                     And you're seeing cost synergies, Chris, you know, as a result of all the things that we've done. And just for the record on this hurricane sale, you know, it's nice that we had a bump of, let's call it, $7 million or $8 million in revenue but we got little contribution in terms of profit contribution. Because by the time you sell those low margin products to them, which are not in your normal forecasting cycle, and by the time you expedite delivery at any means possible, you know, at the end of the day you don't make a whole lot of money.

Chris Ferrara:       Okay.

                     And I was wondering one other thing, it's kind of off the beaten track, but I mean what have your expenses been like with respect to getting up to speed on Sarbanes-Oxley? And, you know, has that been at all material and what would you expect sort of the flow of that to be and when will you see that go away year-over-year?

Kent Hussey:         Yes, you've seen an increase incurred this year of over
                     approximately a million dollars on a year-over-year basis for compliance.

                     We do see that, you know; continue for fiscal '05; our compliance date is September 30, '05. I think after that you'll see it - it obviously won't go away but you won't see year-over-year increases.

David Jones:         But, Chris - or everyone, think of that as sort of a
                     permanent cost of every public company....

Kent Hussey:         Every public company.

David Jones:         ...business. And while we may spend a million dollars on
                     compliance or testing this year, you know, we're still going to have an ongoing cost to continue to comply and test it and be audited.

Kent Hussey:         We've doubled the size of the internal audit department as an example.

David Jones:         Right.

Kent Hussey:         And that's what we'll maintain.

David Jones:         That does change the focus obviously of the financial
                     group also during that time period.

Operator:            Ladies and gentlemen, we have time for one last question.

                     And our last question comes from the line of (Anne Gillin) with Lehman Brothers

Ann Gillin:          Thanks.  Pressure's on.

Kent Hussey:         Hey, Ann.

Ann Gillin):         Good morning, everyone.

Kent Hussey:         Ask a good one.

Ann Gillin:          All right. Let me go to number three; actually the - just
                     following up on some of the capacity additions in China and Brazil, can you just tell us kind of where US capacity will level out as that capacity comes online?

Kent Hussey:         Well, in the US we have two plants. You may recall, we
                     have a large alkaline plant in Fennimore, Wisconsin and we have a large button cell and micro power plant in Portage, Wisconsin.

                     We're running our alkaline plant in total in Fennimore probably 80% to 85% capacity right now. And we're running that plant seven days, 24 hours, okay?

                     Our alkaline plant in Germany is also running seven days at about 85% capacity.

                     So, while we're not out of capacity, you know, we're bumping up there pretty good, which is why we are moving at warp speed to moderate lines into China. And, you know, those things take approximately once we order a double-A or a triple-A line it takes approximately a year to build it and install it.

Ann Gillin:          Okay. Very helpful.

                     And, Dave, is that 80% to 85% a year round number or does that reflect the peak level as you gear up for...

David Jones:         It's, you know, I would say you can assume maybe 80% year
                     round, it's a little bit of a gear up mode right now just because of the season that we're in.

Kent Hussey:         We're at 95 right now.

David Jones:         Yeah.

Ann Gillin:          Okay.

David Jones:         Yeah, maybe 90 right now or so.

                     But you know I think 80% is a good number to think of.

Ann Gillin:          Great.

                     And then just as you bring on this extra capacity - additional capacity, does that allow you to be more pro-active around some of the seasonality of usage going forward?

David Jones:         Yeah, probably so. You know, there is some building that
                     we do now because we know in certain key towns that we're running flat out. And as a result we will several months before start.

                     And, you know, it probably gives us a little bit better ability to manage working capital, you know, once we get more capacity online, you know, in that area of the world.

Operator:            I will now turn the conference back to Mr. Jones. Please
                     continue with your presentation or closing remarks.

David Jones:         Okay.

                     Okay. Thanks, operator, and again thanks to all of you for spending an hour with us and for your continued interest and involvement in the company.

                     We - in '04 - and no matter how you look at it, we had a record year. And I think all of us in the management group and our Board feel very good about what we've been able to accomplish. Particularly in a time when we did our first major diversification move, and we did it very successfully. So, this should give you comfort that, you know, we're managing the business in the right way that we're focused on the right things.

                     We have good momentum going in a business; we continue to invest in new product development and we're spending an enormous amount of money in research and development of new products and new concepts for the future. We believe that and focus on brand is what's going to allow us to continue to be a top performing company.

                     So thanks, have a great day. Happy Veterans Day.

Operator:            Ladies and gentlemen, that does conclude the conference
                     call for today. We thank you for your participation, and ask that you please disconnect your line.


                                      END